                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                            AUGUST 13, 2003

             CROWN CRAFTS, INC. REPORTS FIRST QUARTER 2004 RESULTS;
                           IMPROVEMENT IN GROSS MARGIN

Gonzales, Louisiana - Crown Crafts, Inc. (the "Company") (OTCBB: CRWS) today reported net sales for the first quarter of fiscal 2004, which ended June 29, 2003, of $18.5 million compared to $17.9 million for the first quarter of fiscal 2003. Net loss for the quarter was $114,000, or $0.01 per diluted share, compared to a net loss of $693,000, or $0.07 per diluted share, for the first quarter of fiscal 2003.

"The Company is pleased to report a 3% increase in net sales in what has historically been our weakest quarter," said E. Randall Chestnut, Chairman, President and Chief Executive Officer. "In addition, our gross margin increased from 20.2% of net sales in the first quarter of the prior year to 22.5% of net sales as we began to see the benefits of global sourcing improvements. As a result, net loss for the current year as compared to the first quarter of the prior year decreased by 84% to be near break-even. During the first quarter, the Company also substantially completed the closure of its Mexican manufacturing facility, Burgundy Interamerica. The total cost of closure was in line with estimates announced in December 2002."

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company's results and answer appropriate questions from shareholders. Interested investors may join the teleconference by dialing (888) 273-9891. Please refer to confirmation number 693648. The conference call can also be accessed in listen-only mode by visiting the Company's website at www.crowncrafts.com. The financial information to be discussed during the conference call may be found prior to the call on the investor relations portion of the Company's website.

A telephone replay of the conference call will be available from 4:30 p.m. Central Daylight Time on August 13, 2003 through 11:59 p.m. Central Daylight Time on August 20, 2003. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 693648.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath and accessories and luxury hand-woven home decor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America's largest producer of infant bedding and infant bibs and bath items. The Company's products include licensed collections as well as exclusive private label programs for certain of its customers.

Statements contained in this release that are not statements of historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "will" and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements involve unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company's customers, the Company's dependence on third-party suppliers, including some located in foreign countries with unstable political situations, the Company's ability to successfully implement new information technologies and the Company's dependence on licenses from third parties.

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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             SELECTED FINANCIAL DATA
               In thousands, except per share data and percentages

                                              Three Months Ended
                                          June 29,          June 30,
                                            2003             2002
                                         ----------       ----------
Net sales                                $   18,465       $   17,928
Gross margin                                  4,161            3,619
Gross margin percentage                        22.5%            20.2%
Income from operations                        1,000              459
Net (loss)                                     (114)            (693)
Basic (loss) per share                   $    (0.01)      $    (0.07)
Diluted (loss) per share                 $    (0.01)      $    (0.07)

Weighted Average Shares Outstanding:
  Basic                                       9,427            9,421
  Diluted                                     9,427            9,421

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             SELECTED FINANCIAL DATA
                                  In thousands

                                             June 29, 2003     March 30, 2003
                                            --------------     --------------
Accounts receivable, net of allowances      $       12,037     $       15,776
Inventories, net of reserves                        18,759             15,548
Total current assets                                32,050             32,632
Goodwill, net                                       22,974             22,974
Total assets                                        57,006             57,926

Current maturities of long-term debt                 3,015              3,014
Total current liabilities                           12,331             11,766
Long-term debt                                      29,457             30,895

Shareholders' equity                                15,218             15,265
Total liabilities and shareholders' equity          57,006             57,926

Contact: Investor Relations Department
         (225) 647-9146
         or
         Halliburton Investor Relations
         (972) 458-8000